SECURITIES & EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   __________

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            THE TIMES MIRROR COMPANY
                            ------------------------
                                (Name of Issuer)


         CONVERSION PREFERRED STOCK, SERIES B, PAR VALUE $1.00 PER SHARE
         ---------------------------------------------------------------
                         (Title of Class of Securities)


                                    887364404
                                 --------------
                                 (CUSIP Number)

                                   __________

CUSIP No. 887364404                    13G                   Page 1 of 2 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Citicorp
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [_]
                                                                      (b) [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware, United States of America
--------------------------------------------------------------------------------
                    |5.  SOLE VOTING POWER
     NUMBER OF      |
                    |    3,322,190
       SHARES       |-----------------------------------------------------------
                    |6.  SHARED VOTING POWER
    BENEFICIALLY    |
                    |    0
      OWNED BY      |-----------------------------------------------------------
                    |7.  SOLE DISPOSITIVE POWER
        EACH        |
                    |    3,322,190
     REPORTING      |-----------------------------------------------------------
                    |8.  SHARED DISPOSITIVE POWER
    PERSON WITH     |
                    |    0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,322,190
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                      [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     42.69%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     HC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 887364404                    13G                   Page 2 of 2 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Citibank, N.A. -- 13-5266470
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [_]
                                                                      (b) [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York, United States of America
--------------------------------------------------------------------------------
                    |5.  SOLE VOTING POWER
     NUMBER OF      |
                    |    3,322,190
       SHARES       |-----------------------------------------------------------
                    |6.  SHARED VOTING POWER
    BENEFICIALLY    |
                    |    0
      OWNED BY      |-----------------------------------------------------------
                    |7.  SOLE DISPOSITIVE POWER
        EACH        |
                    |    3,322,190
     REPORTING      |-----------------------------------------------------------
                    |8.  SHARED DISPOSITIVE POWER
    PERSON WITH     |
                    |    0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,322,190
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                      [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     42.69%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     BK
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).     NAME OF ISSUER:

               The Times Mirror Company

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               Times Mirror Square
               Los Angeles, California  90053

ITEM 2(A).     NAME OF PERSON FILING:

               Citicorp
               Citibank, N.A.


ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               399 Park Avenue
               New York, New York  10043

ITEM 2(C).     CITIZENSHIP:

               Delaware--Citicorp
               United States of America--Citibank, N.A.

ITEM 2(D).     TITLE OF CLASS OF SECURITIES:

               Conversion Preferred Stock, Series B, Par Value $1.00 per share

ITEM 2(E).     CUSIP NUMBER:

               887364404

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

               (a)  [_]   Broker or Dealer  registered  under  Section 15 of the
                          Act

               (b)  [X]   Bank as defined in section 3(a)(6) of the Act

                          (Citibank, N.A.)

               (c)  [_]   Insurance  Company as defined in section  3(a)(19)  of
                          the Act

               (d)  [_]   Investment  Company  registered under section 8 of the
                          Investment Company Act

               (e)  [_]   Investment Adviser registered under section 203 of the
                          Investment Advisers Act of 1940

               (f)  [_]   Employee  Benefit Plan,  Pension Fund which is subject
                          to the  provisions of the Employee  Retirement  Income
                          Security   Act  of  1974  or   Endowment   Fund;   see
                          ss.240.13d-1(b)(1)(ii)(F)

               (g)  [X]   Parent   Holding    Company,    in   accordance   with
                          ss.240.13d-1(b)(ii)(G) (Note: See Item 7) (Citicorp)

               (h)  [_]   Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP

               (a)    Amount beneficially owned by Citibank, N.A.:  3,322,190

               (b)    Percent of Class:    42.69%

               (c)    Number of shares as to which Citibank, N.A. has:

                       (i)  Sole power to vote or to direct the vote
                            3,322,190

                      (ii)  Shared power to vote or to direct the vote
                            0

                     (iii) Sole power to dispose or to direct the disposition of 3,322,190

                      (iv) Shared power to dispose or to direct the disposition of 0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Citicorp Funding, Inc., an affiliate of Citicorp and Citibank, N.A., has the right to receive dividends from the securities and has agreed to transfer such dividends to Citibank, N.A.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Citibank, N.A.--BK

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10. CERTIFICATION.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


February 10, 1997
                                         CITIBANK, N.A.


                                         By: /S/Ann Goodbody
                                             -------------------------------
                                         Name:  Ann Goodbody
                                         Title: Vice President


                                         CITICORP


                                         By: /S/Ann Goodbody
                                             -------------------------------
                                         Name:  Ann Goodbody
                                         Title: Vice President